Exhibit 16.1

July 19, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We refer you to our previous letter dated May 22, 2024 that addressed Traws Pharma Inc.’s disclosure in the initial filing announcing the change in auditors.

We have read Item 4.01 of Form 8-K dated July 19, 2024, of Traws Pharma, Inc. and are in agreement with the statements contained in the third paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP